UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2020
RACKSPACE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-39420	81-3369925
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Fanatical Place City of Windcrest San Antonio, Texas		78218
(Address of principal executive offices)		(Zip Code)
(210) 312-4000
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	RXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
Notice of Redemption
On October 15, 2020, Rackspace Technology Global, Inc. (the “Issuer”), a wholly owned subsidiary of Rackspace Technology, Inc., issued a Notice of Partial Redemption to holders of its outstanding 8.625% Senior Notes due 2024 (the “Notes”). The Notice of Partial Redemption was issued pursuant to the terms of the Indenture, dated as of November 3, 2016 (as amended and supplemented through the date hereof), among the Issuer, the subsidiary guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee, and provides for the partial redemption (the “Partial Redemption”) by the Issuer of $86.0 million principal amount of the outstanding Notes on November 15, 2020 (the “Redemption Date”) at a redemption price equal to 104.313% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”). Because the Redemption Date is not a business day, payment of the Redemption Price will be made on November 16, 2020.
After giving effect to the Partial Redemption and the Issuer’s previously disclosed tender offer, which resulted in the Issuer purchasing and canceling approximately $515.0 aggregate principal amount of the Notes, the Issuer will have either redeemed or purchased and cancelled approximately $601.0 million aggregate principal amount of the Notes. The remaining principal balance of the Notes after giving effect to the completion of Partial Redemption and the Issuer’s previously disclosed tender offer will be approximately $519 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Dustin Semach
	Name:	Dustin Semach
	Title:	Executive Vice President, Chief Financial Officer and Treasurer
Dated: October 15, 2020